Independent Auditors' Consent

The Board of Trustees of
BB&T Variable Insurance Funds:

We consent to the use of our report dated February 13, 2004 for the BB&T Variable Insurance Funds, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.

/s/KPMG LLP

Columbus, Ohio
April 27, 2004